EXHIBIT 99.1

For more information contact:	Analysts – Andy Taylor (206) 539-3907
Media – Nancy Thompson (919) 861-0342

Weyerhaeuser Reports Fourth Quarter, Full Year Results

•
Generated full year net earnings of $839 million, or $1.15 per diluted share
•
Achieved full year Adjusted EBITDA of $1.7 billion
•
Returning $783 million in total cash back to shareholders based on 2023 results, including $125 million of share repurchase completed in 2023
•
Monetized company’s first forest carbon credits
•
Enhanced company’s Southern Timberlands portfolio with the completion of strategic transactions in the fourth quarter

SEATTLE, January 25, 2024 – Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings of $219 million, or 30 cents per diluted share, on net sales of $1.8 billion. This compares with net earnings of $11 million, or 2 cents per diluted share, on net sales of $1.8 billion for the same period last year and net earnings of $239 million for third quarter 2023. Excluding a total after-tax benefit of $98 million for special items, the company reported fourth quarter net earnings of $121 million, or 16 cents per diluted share. This compares with net earnings before special items of $171 million for the same period last year. There were no special items in third quarter 2023. Adjusted EBITDA for fourth quarter 2023 was $321 million, compared with $369 million for the same period last year and $509 million for third quarter 2023.

For full year 2023, Weyerhaeuser reported net earnings of $839 million, or $1.15 per diluted share, on net sales of $7.7 billion. This compares with net earnings of $1.9 billion on net sales of $10.2 billion for full year 2022. Full year 2023 includes a total after-tax benefit of $90 million for special items. Excluding these items, the company reported net earnings of $749 million, or $1.02 per diluted share. This compares with net earnings before special items of $2.2 billion for full year 2022. Adjusted EBITDA for full year 2023 was $1.7 billion, compared with $3.7 billion for full year 2022.

In December, Weyerhaeuser completed previously announced transactions in its Southern Timberlands portfolio, including the acquisition of mature and highly productive acreage in the Carolinas and Mississippi that is well-integrated with the company’s existing operations, and the divestiture of less strategic acreage in South Carolina.

This afternoon, the company declared a $0.14 per share supplemental dividend. On a combined basis, including dividends and share repurchase, the company is returning $783 million of cash, or approximately 80 percent of 2023 Adjusted FAD, to shareholders based on 2023 results.

“Our performance in 2023 reflects solid execution across all businesses, notwithstanding challenging market conditions,” said Devin W. Stockfish, president and chief executive officer. “In addition, our teams drove meaningful improvements across each of the value levers of our investment thesis in 2023. Notably, we optimized our timberlands holdings through strategic transactions in the Carolinas and Mississippi, captured additional operational excellence improvements, grew our Natural Climate Solutions business and sold our first forest carbon credits in the voluntary market. We also increased our base dividend by 5.6 percent and repurchased $125 million of our shares. Entering 2024, we are encouraged by resiliency in the housing market and maintain a favorable longer-term outlook for the demand fundamentals that will drive growth for our businesses. Our balance sheet is exceptionally strong, and we remain focused on serving our customers and driving long-term value for shareholders through our unrivaled portfolio, industry-leading performance, strong ESG foundation and disciplined capital allocation.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2023	2023	2022	2023	2022
(millions, except per share data)	Q3	Q4	Q4	Full Year	Full Year
Net sales	$2,022	$1,774	$1,823	$7,674	$10,184
Net earnings	$239	$219	$11	$839	$1,880
Net earnings per diluted share	$0.33	$0.30	$0.02	$1.15	$2.53
Weighted average shares outstanding, diluted	732	731	737	732	743
Net earnings before special items(1)(2)	$239	$121	$171	$749	$2,247
Net earnings per diluted share before special items(1)	$0.33	$0.16	$0.24	$1.02	$3.02
Adjusted EBITDA(1)	$509	$321	$369	$1,694	$3,654
Net cash from operations	$523	$288	$167	$1,433	$2,832
Adjusted FAD(3)	$424	$92	$(56)	$986	$2,327
(1)
Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.
(2)
Fourth quarter 2023 after-tax special items include an $83 million gain on the sale of timberlands, a $25 million legal benefit, a $10 million insurance recovery and a $20 million legal expense. Special items for prior periods presented are included in the reconciliation tables within this release.
(3)
Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions, and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2023	2023
(millions)	Q3	Q4	Change
Net sales	$521	$534	$13
Net contribution to pretax earnings	$78	$186	$108
Pretax benefit for special items	$—	$(109)	$(109)
Net contribution to pretax earnings before special items	$78	$77	$(1)
Adjusted EBITDA	$143	$143	$—

Q4 2023 Performance – In the West, fee harvest volumes were slightly lower than the third quarter. Domestic sales volumes were lower and export volumes were significantly higher as the company flexed volumes to China to capture higher margin opportunities. Sales realizations were moderately higher, primarily due to the increase in export sales volumes. Per unit log and haul costs were moderately higher and forestry and road costs were seasonably lower. In the South, fee harvest volumes, sales realizations, and per unit log and haul costs were all comparable to the third quarter. Forestry and road costs were seasonally lower.

Fourth quarter pretax special items include an $84 million gain on the previously announced sale of timberlands in South Carolina and a $25 million legal benefit.

Q1 2024 Outlook – Weyerhaeuser anticipates first quarter earnings before special items and Adjusted EBITDA will be comparable to the fourth quarter. In the West, the company expects moderately higher fee harvest volumes and significantly lower per unit log and haul costs. Sales realizations are expected to be slightly lower due to mix. In the South, the company expects moderately lower fee harvest volumes and comparable sales realizations and per unit log and haul costs. Forestry and road costs in the West and South are expected to be seasonally lower.

REAL ESTATE, ENERGY & NATURAL RESOURCES

FINANCIAL HIGHLIGHTS	2023	2023
(millions)	Q3	Q4	Change
Net sales	$105	$77	$(28)
Net contribution to pretax earnings	$56	$50	$(6)
Adjusted EBITDA	$94	$67	$(27)

Q4 2023 Performance – Earnings and Adjusted EBITDA decreased from the third quarter primarily due to lower real estate sales. The number of acres sold decreased significantly due to the timing of transactions. The average price per acre was higher and the average basis as a percentage of sales was lower due to the mix of properties sold.

Q1 2024 Outlook – Weyerhaeuser anticipates first quarter earnings will be comparable to the fourth quarter and Adjusted EBITDA will be approximately $15 million higher than the fourth quarter due to the timing and mix of real estate sales. The company anticipates full year 2024 Adjusted EBITDA for the segment will be approximately $320 million.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2023	2023
(millions)	Q3	Q4	Change
Net sales	$1,537	$1,302	$(235)
Net contribution to pretax earnings	$277	$119	$(158)
Pretax benefit for special items	$—	$(14)	$(14)
Net contribution to pretax earnings before special items	$277	$105	$(172)
Adjusted EBITDA	$328	$159	$(169)

Q4 2023 Performance – Sales realizations for lumber and oriented strand board decreased 14 percent and 17 percent, respectively, compared with third quarter averages. Sales volumes for lumber were moderately lower and unit manufacturing costs were moderately higher due to a decrease in production levels, partially driven by holiday downtime taken at the company’s Pacific Northwest mills. Log costs were comparable. For oriented strand board, sales volumes and fiber costs were comparable, while unit manufacturing costs were moderately lower. Sales realizations were slightly lower for most engineered wood products, while raw material costs were slightly higher. Sales volumes were lower and unit manufacturing costs were slightly lower. Distribution results were lower due to a decrease in commodity realizations and seasonally lower sales volumes.

Fourth quarter pretax special items include a $14 million insurance recovery.

Q1 2024 Outlook – Weyerhaeuser anticipates first quarter earnings before special items and Adjusted EBITDA will be slightly higher than the fourth quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. For lumber, the company expects higher sales volumes, slightly lower log costs, and moderately lower unit manufacturing costs. For oriented strand board, the company anticipates moderately higher sales volumes, slightly higher fiber costs and slightly lower unit manufacturing costs. For engineered wood products, the company expects moderately higher sales volumes, primarily for solid section products, slightly lower sales realizations for most products, and slightly lower raw material costs. For distribution, the company anticipates higher results compared to the fourth quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control approximately 10.5 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products in North America. Our company is a real estate investment trust. In 2023, we generated $7.7 billion in net sales and employed approximately

9,300 people who serve customers worldwide. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on January 26, 2024 to discuss fourth quarter results.

To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on January 26, 2024.

To join the conference call from within North America, dial 1-877-407-0792 (access code: 13742026) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13742026). Replays will be available for two weeks at 1-844-512-2921 (access code: 13742026) from within North America, and at 1-412-317-6671 (access code: 13742026) from outside North America.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: long-term demand drivers and fundamentals and future operating performance and delivery of long-term shareholder value and returns; earnings and Adjusted EBITDA for the company and for each of our businesses; fee harvest volumes, sales realizations, log and haul costs and forestry and road costs for our Timberlands business; sales volumes, log costs and unit manufacturing costs for our lumber business; sales volumes, fiber costs and unit manufacturing costs for our oriented strand board business; sales volumes, sales realizations and raw material costs for our engineered wood products business and distribution results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words and expressions such as “anticipate,” “expect,” "maintain," “planned,” “will,” and similar words and expressions. They may use the positive, negative or another variation of those and similar words and expressions. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

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the effect of general economic conditions, including employment rates, interest rate levels, inflation, housing starts, general availability and cost of financing for home mortgages and the relative strength of the U.S. dollar;
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the effect of COVID-19 and other viral or disease outbreaks and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
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market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;
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changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan, and the Canadian dollar, and the relative value of the euro to the yen;
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restrictions on international trade and tariffs imposed on imports or exports;
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the availability and cost of shipping and transportation;
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economic activity in Asia, especially Japan and China;
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performance of our manufacturing operations, including maintenance and capital requirements;
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potential disruptions in our manufacturing operations;
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the level of competition from domestic and foreign producers;
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the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;

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our ability to hire and retain capable employees;
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the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;
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raw material availability and prices;
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the effect of weather;
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changes in global or regional climate conditions and governmental response to such changes;
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the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
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energy prices;
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transportation and labor availability and costs;
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federal tax policies;
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the effect of forestry, land use, environmental and other governmental regulations;
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legal proceedings;
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performance of pension fund investments and related derivatives;
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the effect of timing of employee retirements as it relates to the cost of pension benefits and changes in the market price of our common stock on charges for share-based compensation;
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the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
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changes in accounting principles and
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other risks and uncertainties identified in our 2022 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2023:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$839
Interest expense, net of capitalized interest					280
Income taxes					98
Net contribution (charge) to earnings	$488	$211	$709	$(191)	$1,217
Non-operating pension and other post-employment benefit costs	—	—	—	45	45
Interest income and other	—	—	—	(76)	(76)
Operating income (loss)	488	211	709	(222)	1,186
Depreciation, depletion and amortization	267	16	210	7	500
Basis of real estate sold	—	93	—	—	93
Special items included in operating income (loss)(1)(2)(3)	(109)	—	(14)	38	(85)
Adjusted EBITDA	$646	$320	$905	$(177)	$1,694
(1)
Operating income (loss) for Timberlands includes pretax special items consisting of an $84 million gain on the sale of timberlands and a $25 million legal benefit.
(2)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $14 million insurance recovery.
(3)
Operating income (loss) for Unallocated Items includes pretax special items consisting of an $11 million noncash environmental remediation charge and $27 million of legal expense.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2022:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$1,880
Interest expense, net of capitalized interest					270
Loss on debt extinguishment(1)					276
Income taxes					425
Net contribution (charge) to earnings	$528	$218	$2,536	$(431)	$2,851
Non-operating pension and other post-employment benefit costs(2)	—	—	—	254	254
Interest income and other	—	—	—	(25)	(25)
Operating income (loss)	528	218	2,536	(202)	3,080
Depreciation, depletion and amortization	256	17	201	6	480
Basis of real estate sold	—	84	—	—	84
Special items included in operating income (loss)(3)	—	10	—	—	10
Adjusted EBITDA	$784	$329	$2,737	$(196)	$3,654
(1)
Loss on debt extinguishment is a pretax special item related to the early extinguishment of $931 million of debt.
(2)
Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $205 million noncash settlement charge related to the transfer of pension plan assets and liabilities to an insurance company through the purchase of a group annuity contract.
(3)
Operating income (loss) for Real Estate & ENR includes a pretax special item consisting of a $10 million noncash impairment charge related to the planned divestiture of legacy coal assets.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2023:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$219
Interest expense, net of capitalized interest					72
Income taxes					(3)
Net contribution (charge) to earnings	$186	$50	$119	$(67)	$288
Non-operating pension and other post-employment benefit costs	—	—	—	12	12
Interest income and other	—	—	—	(22)	(22)
Operating income (loss)	186	50	119	(77)	278
Depreciation, depletion and amortization	66	4	54	2	126
Basis of real estate sold	—	13	—	—	13
Special items included in operating income (loss)(1)(2)(3)	(109)	—	(14)	27	(96)
Adjusted EBITDA	$143	$67	$159	$(48)	$321
(1)
Operating income (loss) for Timberlands includes pretax special items consisting of an $84 million gain on the sale of timberlands and a $25 million legal benefit.
(2)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $14 million insurance recovery.
(3)
Operating income (loss) for Unallocated includes a pretax special item consisting of $27 million of legal expense.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2023:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$239
Interest expense, net of capitalized interest					72
Income taxes					54
Net contribution (charge) to earnings	$78	$56	$277	$(46)	$365
Non-operating pension and other post-employment benefit costs	—	—	—	12	12
Interest income and other	—	—	—	(24)	(24)
Operating income (loss)	78	56	277	(58)	353
Depreciation, depletion and amortization	65	4	51	2	122
Basis of real estate sold	—	34	—	—	34
Adjusted EBITDA	$143	$94	$328	$(56)	$509

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2022:

(millions)	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$11
Interest expense, net of capitalized interest					66
Income taxes					(45)
Net contribution (charge) to earnings	$86	$24	$147	$(225)	$32
Non-operating pension and other post-employment benefit costs(1)	—	—	—	216	216
Interest income and other	—	—	—	(16)	(16)
Operating income (loss)	86	24	147	(25)	232
Depreciation, depletion and amortization	64	5	50	1	120
Basis of real estate sold	—	7	—	—	7
Special items included in operating income (loss)(2)	—	10	—	—	10
Adjusted EBITDA	$150	$46	$197	$(24)	$369
(1)
Non-operating pension and other post-employment benefit costs includes a pretax special item consisting of a $205 million noncash settlement charge related to the transfer of pension plan assets and liabilities to an insurance company through the purchase of a group annuity contract.
(2)
Operating income (loss) for Real Estate & ENR includes a pretax special item consisting of a $10 million noncash impairment charge related to the planned divestiture of legacy coal assets.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2023	2023	2022	2023	2022
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net earnings	$239	$219	$11	$839	$1,880
Environmental remediation charge	—	—	—	8	—
Gain on sale of timberlands	—	(83)	—	(83)	—
Insurance recovery	—	(10)	—	(10)	—
Legal benefit	—	(25)	—	(25)	—
Legal expense	—	20	—	20	—
Loss on debt extinguishment	—	—	—	—	207
Pension settlement charge	—	—	152	—	152
Restructuring, impairments and other charges	—	—	8	—	8
Net earnings before special items	$239	$121	$171	$749	$2,247

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2023	2023	2022	2023	2022
	Q3	Q4	Q4	Full Year	Full Year
Net earnings per diluted share	$0.33	$0.30	$0.02	$1.15	$2.53
Environmental remediation charge	—	—	—	0.01	—
Gain on sale of timberlands	—	(0.12)	—	(0.12)	—
Insurance recovery	—	(0.01)	—	(0.01)	—
Legal benefit	—	(0.03)	—	(0.03)	—
Legal expense	—	0.02	—	0.02	—
Loss on debt extinguishment	—	—	—	—	0.28
Pension settlement charge	—	—	0.21	—	0.20
Restructuring, impairments and other charges	—	—	0.01	—	0.01
Net earnings per diluted share before special items	$0.33	$0.16	$0.24	$1.02	$3.02

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2023	2023	2022	2023	2022
(millions)	Q3	Q4	Q4	Full Year	Full Year
Net cash from operations	$523	$288	$167	$1,433	$2,832
Capital expenditures	(99)	(196)	(223)	(447)	(468)
Adjustments to FAD(1)	—	—	—	—	(37)
Adjusted FAD	$424	$92	$(56)	$986	$2,327
(1)
Adjustments to FAD include a $37 million product remediation insurance recovery received in first quarter 2022.